EXHIBIT 10.2

Grant No.: _____

GERBER SCIENTIFIC, INC.
2006 OMNIBUS INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT

Gerber Scientific, Inc., a Connecticut corporation (the “Company”), hereby grants restricted stock units relating to its shares of common stock, $.01 par value (the “Stock”), to the Grantee named below, subject to the vesting conditions set forth in the attachment.  Additional terms and conditions of the grant are set forth in this cover sheet and in the attachment (collectively, the “Agreement”) and in the Company’s 2006 Omnibus Incentive Plan (the “Plan”).

Grant Date:________ ___, _______

Name of Grantee: __________________

Grantee's Employee Identification Number:  ______________

Number of Restricted Stock Units (RSUs) Covered by Grant: ___________

Purchase Price per Share of Stock:  $_____.___

By signing this cover sheet, you agree to all of the terms and conditions described in this Agreement and in the Plan, a copy of which is also attached.  You acknowledge that you have carefully reviewed the Plan, and agree that the Plan will control in the event any provision of this Agreement should appear to be inconsistent with the Plan.  Certain capitalized terms used in this Agreement are defined in the Plan, and have the meaning set forth in the Plan.

Grantee:
(Signature)

Company:
(Signature)

Title:

Attachment

This is not a stock certificate or a negotiable instrument.

GERBER SCIENTIFIC, INC.
2006 OMNIBUS INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT

Restricted Stock Unit Nontransferability
This grant is an award of stock units in the number of units set forth on the cover sheet, at the purchase price set forth on the cover sheet, and subject to the vesting conditions described below (“Restricted Stock Units”). The purchase price is deemed paid by your prior service to the Company.  Each Restricted Stock Unit represents the right receive one share of Stock.  To the extent not yet vested, your Restricted Stock Units may not be transferred, assigned, pledged or hypothecated, whether by operation of law or otherwise, nor may the Restricted Stock Units be made subject to execution, attachment or similar process.

Vesting and Delivery
Your right to the Stock under this Restricted Stock Units Agreement vests as to one-fourth (1/4th) of the total number of shares of Stock covered by this grant, as shown on the cover sheet, on each of the first four one-year anniversaries of the Grant Date (each an "Anniversary Date"), provided that your employment then continues (hereinafter defined as “Service”).  Delivery of shares of Stock subject to Restricted Stock Units that have vested will be made within three (3) days after the applicable anniversary of the vesting date of such Restricted Stock Units. The resulting aggregate number of vested shares of Stock will be rounded to the nearest whole number, and you cannot vest in more than the number of shares covered by this grant.
No additional shares of Stock will vest after your Service has terminated for any reason other than your death or Disability as provided below.

Forfeiture of Unvested Restricted Stock Units
In the event that your Service terminates for any reason other than your death or Disability (which will mean “permanent and total disability” as provided in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended (hereinafter the “Code”)), you will forfeit to the Company all of the Restricted Stock Units that have not yet vested or with respect to which all applicable restrictions and conditions have not lapsed. In the event that your Service terminates due to your death or Disability, the restrictions on the Restricted Stock Units will terminate and the Restricted Stock Units will vest.

Issuance
The issuance of the Stock pursuant to this Restricted Stock Unit grant will be evidenced in such a manner as the Company, in its discretion, deems appropriate, including, without limitation, book-entry, registration or issuance of one or more Stock certificates.  You will have no further rights with regard to a Restricted Stock Unit once the share of Stock related to such Restricted Stock Unit has been issued.

Withholding Taxes
You agree, as a condition of this grant, that you will make acceptable arrangements to pay any withholding, Canada Pension Plan contributions, Employment Insurance premiums or other taxes that may be due as a result of the grant or vesting of your Restricted Stock Units, your acquisition of shares of Stock relating to this grant or the receipt of cash by you in respect of dividends paid on the shares of Stock relating to this grant.  In the event that your employer determines that any applicable Federal, provincial, state, or local tax or withholding payment is required relating to this grant, your employer shall have the right to require such payments from you, or withhold such amounts from other payments due to you from the Company or any Affiliate at that time.  By signing this Agreement, you elect under the Plan to authorize the Company to reduce the number of shares of Stock delivered to you at the time restrictions lapse by the number of shares of Stock required to satisfy tax withholding requirements.  Such shares of Stock will be returned to the Company.  Your acknowledgment and acceptance of these tax withholding provisions are conditions precedent to your right to receive the Stock pursuant to the Agreement and the Plan.

Acknowledgement of Receipt
You agree to acknowledge receipt of the stock certificate or other evidence of ownership for the Stock upon delivery to you of such Stock by delivering to the Company an Acknowledgement of Receipt substantially in the form of Exhibit A to this Agreement, if requested by the Company.

Retention Rights
This Agreement does not give you the right to be retained or employed by the Company (or any of its Affiliates) in any capacity.  The Company (and any Affiliates) reserve the right to terminate your Service at any time and for any reason.

Shareholder Rights
You do not have any of the rights of a shareholder with respect to the Restricted Stock Units unless and until the Stock relating to the Restricted Stock Units has been delivered to you.  In the event of a cash dividend on outstanding stock, you will be entitled to receive a cash payment for each Restricted Stock Unit.  The Company may in its sole discretion require that dividends be reinvested in additional stock units, subject to the same vesting conditions and delivered at the same time as the delivery of shares of Stock with respect to vested Restricted Stock Units.
Any distributions you receive as a result of any stock split, stock dividend, combination of shares or other similar transaction will be deemed to be a part of the Restricted Stock Units and subject to the same conditions and restrictions applicable thereto.  Except as described in the Plan, no adjustments are made for dividends or other rights if the applicable record date occurs before the shares of Stock are issued pursuant to book-entry, registration or issuance of one or more Stock certificates.

Adjustments
In the event of a stock split, a stock dividend or a similar change in the Stock, the number of shares covered by this grant may be adjusted (and rounded down to the nearest whole number) pursuant to the Plan.  Your Restricted Stock Units will be subject to the terms of the agreement of merger, liquidation or reorganization in the event the Company is subject to such corporate activity in accordance with the terms of the Plan.

Applicable Law
This Agreement will be governed by the laws of the State of Connecticut, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

The Plan
The text of the Plan is incorporated in this Agreement by reference.  Certain capitalized terms used in this Agreement are defined in the Plan, and have the meanings set forth in the Plan.
This Agreement and the Plan constitute the entire understanding between you and the Company regarding this grant of Restricted Stock Units.  Any prior agreements, commitments or negotiations concerning this grant are superseded.

Data Privacy
In order to administer the Plan, the Company may process personal data about you.  Such data may include, but is not limited, to the information provided in this Agreement and any changes thereto, other appropriate personal and financial data about you such as home address and business addresses and other contact information, payroll information and any other information that might be deemed appropriate by the Company to facilitate the administration of the Plan.
By accepting this grant, you give explicit consent to the Company to process any such personal data.  You also give explicit consent to the Company to transfer any such personal data outside the country in which you work or are employed, including, with respect to non-U.S. resident Grantees, to the United States, to transferees who will include the Company and to other persons who are designated by the Company to administer the Plan.

Consent to Electronic Delivery
The Company may choose to deliver certain statutory materials relating to the Plan in electronic form.  By accepting this grant you agree that the Company may deliver the Plan prospectus and the Company’s annual report and proxy statement to you in an electronic format.  If at any time you would prefer to receive paper copies of these documents, as you are entitled to, the Company would be pleased to provide copies.  Please contact Tracy Chartier, Administrative Assistant, Legal, 83 Gerber Road West, South Windsor, Connecticut 06074 to request paper copies of these documents.

Counterparts	This Agreement may be executed in counterparts, each of which will be deemed to be an original, but all of which together will constitute one and the same instrument.

By signing the cover sheet of this Agreement, you agree to all of the terms and conditions described above and in the Plan.

EXHIBIT A

ACKNOWLEDGEMENT OF RECEIPT

Receipt is hereby acknowledged of the delivery to me on _______________ of stock certificate(s) for __________ shares of Common Stock of Gerber Scientific, Inc., which shares represent Stock granted to me by the Company on __________,_____.  I acknowledge and agree, in accordance with the terms of the Award Agreement, that the balance of _______ Stock has been retained by the Company and used to satisfy the tax withholding obligations applicable to the value of the Restricted Stock Units granted to me.

___________________________

Name: